Exhibit 99.1

SPHERE ENTERTAINMENT CO. REPORTS
RESULTS FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2024

NEW YORK, N.Y., March 3, 2025 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the three and six months ended December 31, 2024.(1)
Recent Sphere operating highlights include:
•The Sphere Experience featuring Postcard from Earth passed its 1,000th showing in early January;
•Afterlife presents Anyma ‘The End Of Genesys’ – the venue’s first electronic music act – successfully completed a twelve-show run between December and the beginning of March;
•The Eagles are in the midst of a 32-show residency, which has been extended multiple times due to demand, while Dead & Company, Kenny Chesney and the Backstreet Boys each announced residencies at Sphere for this Spring and Summer;
•Formula 1’s Las Vegas Grand Prix returned to Sphere in November as part of its multi-year deal with the Company; and
•Sphere hosted Delta Air Lines for a multi-day takeover, including a keynote presentation, during the Consumer Electronics Show in January.
For the three months ended December 31, 2024, the Company reported revenues of $308.3 million, a decrease of $5.9 million as compared to the prior year quarter. In addition, the Company reported an operating loss of $142.9 million, an improvement of $16.7 million, and adjusted operating income of $32.9 million, a decrease of $18.6 million, both as compared to the prior year quarter.(2)
For the six months ended December 31, 2024, the Company reported revenues of $536.2 million, an increase of $104.0 million as compared to the prior year period. In addition, the Company reported an operating loss of $260.6 million, an increase of $31.1 million, and adjusted operating income of $22.7 million, an increase of $29.1 million, both as compared to the prior year period.(2)
Executive Chairman and CEO James L. Dolan said, “As we enter a new fiscal year, we see significant opportunities to drive our Sphere business forward in Las Vegas and beyond. We believe we are on a path toward realizing our vision for this next-generation medium and generating long-term shareholder value.”
Segment Results for the Three and Six Months Ended December 31, 2024 and 2023:

(In millions)	Three Months Ended				Six Months Ended
	December 31,		Change		December 31,		Change
	2024	2023	$	%	2024	2023	$	%
Revenues:
Sphere	$169.0	$167.8	$1.2	1%	$296.1	$175.6	$120.5	69%
MSG Networks	139.3	146.4	(7.1)	(5)%	240.1	256.6	(16.5)	(6)%
Total Revenues	$308.3	$314.2	$(5.9)	(2)%	$536.2	$432.2	$104.0	24%
Operating Income (Loss):
Sphere	$(107.9)	$(193.9)	$86.0	44%	$(233.0)	$(292.4)	$59.4	20%
MSG Networks	(35.0)	34.2	(69.3)	NM	(27.6)	62.9	(90.5)	NM
Total Operating Loss	$(142.9)	$(159.7)	$16.7	10%	$(260.6)	$(229.5)	$(31.1)	(14)%
Adjusted Operating Income (Loss):(2)
Sphere	$(0.8)	$14.1	$(14.9)	NM	$(27.1)	$(69.0)	$41.9	61%
MSG Networks	33.7	37.3	(3.7)	(10)%	49.8	62.5	(12.8)	(20)%
Total Adjusted Operating Income (Loss)	$32.9	$51.4	$(18.6)	(36)%	$22.7	$(6.4)	$29.1	NM
Note: Does not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1)As previously announced, the Company has changed its fiscal year end from June 30 to December 31, effective December 31, 2024. As a result, the six months ended December 31, 2024 represent a transition period, with the next fiscal year covering the period from January 1, 2025 through December 31, 2025.
(2)See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Sphere
For the three months ended December 31, 2024, the Sphere segment reported revenues of $169.0 million, an increase of $1.2 million, or 1%, as compared to the prior year quarter.
Revenues related to The Sphere Experience of $86.5 million decreased $6.4 million as compared to the prior year quarter, primarily due to lower average per-show revenues across 190 performances of Postcard from Earth and V-U2 An Immersive Concert Film in the current year quarter as compared to 192 performances of Postcard from Earth in the prior year quarter.
Event-related revenues of $54.4 million decreased $0.8 million as compared to the prior year quarter, which reflected 6 fewer concerts held at Sphere in Las Vegas as compared to the prior year quarter, partially offset by the impact of a multi-day corporate event takeover during the current year quarter and, to a lesser extent, higher average per-event revenues as compared to the prior year quarter.
Revenues from sponsorship, signage, Exosphere advertising and suite license fees of $20.3 million increased $2.7 million as compared to the prior year quarter, primarily reflecting an increase in sponsorship revenues and revenues from advertising campaigns on the venue's Exosphere, as well as higher suite license fee revenues.
Other revenues of $7.8 million increased $5.6 million as compared to the prior year quarter, which reflects the impact of consolidating Holoplot’s results following its acquisition by the Company in April 2024 and, to a lesser extent, the impact of revenues related to the Company’s plans to bring the world’s second Sphere to Abu Dhabi, United Arab Emirates.
For the three months ended December 31, 2024, the Sphere segment had direct operating expenses of $72.7 million, an increase of $5.3 million, or 8%, as compared to the prior year quarter. Direct operating expenses primarily reflect (i) expenses associated with The Sphere Experience of $30.7 million, which increased $3.1 million as compared to the prior year quarter, primarily due to higher average per-show expenses; (ii) venue operating costs of $18.0 million, which increased $3.0 million as compared to the prior year quarter; and (iii) event-related expenses of $14.8 million, which decreased $5.6 million as compared to the prior year quarter, primarily due to fewer concerts.
For the three months ended December 31, 2024, selling, general and administrative expenses of $119.0 million increased $21.2 million, or 22%, as compared to the prior year quarter, primarily due to (i) higher employee compensation and related benefits, primarily due to the impact of executive management transition costs of $8.3 million recorded in the current year quarter as compared to executive management transition costs of $1.2 million recorded in the prior year quarter, and (ii) higher professional fees, including $4.2 million of costs associated with MSG Networks’ pursuit of a work-out of its credit facilities and litigation-related expenses associated with the merger of a subsidiary of the Company with MSG Networks Inc. recorded in the current year quarter.
For the three months ended December 31, 2024, operating loss of $107.9 million improved by $86.0 million as compared to the prior year quarter, primarily reflecting the absence of an impairment charge recorded in the prior year quarter, partially offset by higher selling, general and administrative expenses. Adjusted operating income decreased by $14.9 million to an adjusted operating loss of $0.8 million as compared to the prior year quarter, primarily reflecting higher selling, general and administrative expenses. Excluding the impact of $8.3 million and $1.2 million of executive management transition costs (or $4.6 million and $0.2 million excluding share-based compensation) recorded in the current and prior year quarters, respectively, operating loss would have been $99.6 million and $192.7 million, respectively, and adjusted operating income would have been $3.8 million and $14.3 million, respectively.
MSG Networks
For the three months ended December 31, 2024, the MSG Networks segment reported total revenues of $139.3 million, a decrease of $7.1 million, or 5%, as compared to the prior year quarter.
Distribution revenue decreased $8.7 million, primarily due to a decrease in total subscribers of approximately 11.5%, partially offset by the impact of higher affiliation rates.
Advertising revenue increased $1.8 million as compared to the prior year quarter, primarily due to higher average per-game advertising sales, a greater number of live professional sports telecasts and higher advertising revenue related to MSG+ (which is now included in the Gotham Sports streaming product launched as part of MSG Networks’ joint venture with YES Network). This increase was partially offset by lower sales related to MSG Networks’ other non-ratings based advertising initiatives.
For the three months ended December 31, 2024, direct operating expenses of $94.5 million increased $2.1 million, or 2%, as compared to the prior year quarter. Other programming and production costs increased $2.5 million as compared to the prior year quarter, primarily due to higher costs related to MSG+ as well as other net cost increases. In addition, rights fees expenses decreased $0.4 million as compared to the prior year quarter.

For the three months ended December 31, 2024, selling, general and administrative expenses of $16.3 million decreased $1.4 million, or 8%, as compared to the prior year quarter. This decrease was primarily due to lower advertising and marketing costs of $2.4 million as well as other net cost decreases, partially offset by higher professional fees of $2.8 million, mainly reflecting costs associated with pursuing a work-out of MSG Networks’ credit facilities with its syndicate of lenders recorded in the current year period.
In addition, results for the three months ended December 31, 2024 included a non-cash goodwill impairment charge of $61.2 million as compared to no impairment and other losses, net, in the prior year quarter.
For the three months ended December 31, 2024, operating income decreased by $69.3 million to an operating loss of $35.0 million as compared to the prior year quarter, primarily due to the impact of impairment and other losses, net, recorded in the current year quarter and, to a lesser extent, the decrease in revenues and higher direct operating expenses, partially offset by lower selling, general and administrative expenses. Adjusted operating income of $33.7 million decreased $3.7 million, or 10%, as compared to the prior year quarter, primarily due to the decrease in revenues and higher direct operating expenses, partially offset by lower selling, general and administrative expenses.
Other Matters
MSG Networks continues to pursue a refinancing of its credit facilities, which matured on October 11, 2024, through a work-out with its syndicate of lenders. As previously announced, on October 11, 2024, MSG Networks entered into a forbearance agreement with certain of its existing lenders pursuant to which the supporting lenders agreed not to exercise certain of their remedies under the MSG Networks credit facilities with respect to nonpayment of the debt on the maturity date until the end of the forbearance period. The forbearance period has been extended multiple times, with a current expiration date of March 26, 2025. As of today, MSG Networks has approximately $804.1 million of principal amount outstanding under its credit facilities, following a principal repayment of $25 million on February 4, 2025 using MSG Networks’ cash on hand. If MSG Networks is not successful in negotiating a refinancing or work-out of its indebtedness, the Company believes it is probable that MSG Networks and/or its subsidiaries would seek bankruptcy protection or the lenders would foreclose on the MSG Networks collateral securing the credit facilities.

About Sphere Entertainment Co.
Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue opened in Las Vegas in September 2023. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense, (iv) restructuring charges or credits, (v) merger, debt work-out and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (viii) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, debt work-out and acquisition-related costs, including merger related litigation expenses, net of insurance recoveries, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #
Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109
Grace Kaminer Investor Relations (212) 631-5076	Sarah Rothschild Investor Relations (212) 631-5345

Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 800-715-9871 / Conference ID Number 8089430
Conference call replay number is 800-770-2030 / Conference ID Number 8089430 until March 10, 2025

SPHERE ENTERTAINMENT CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues	$308,290	$314,157	$536,203	$432,164
Direct operating expenses	(167,175)	(159,766)	(306,871)	(244,265)
Selling, general and administrative expenses	(135,286)	(115,520)	(254,263)	(202,664)
Depreciation and amortization	(83,319)	(80,031)	(165,232)	(94,290)
Impairment and other losses, net	(61,200)	(117,235)	(65,233)	(115,738)
Restructuring charges	(4,251)	(1,287)	(5,164)	(4,678)
Operating loss	(142,941)	(159,682)	(260,560)	(229,471)
Other income (expense):
Interest income	4,374	5,926	11,413	10,304
Interest expense	(30,414)	(25,828)	(57,388)	(25,828)
Other income (expense), net	651	(1,130)	(44)	41,066
Loss from continuing operations before income taxes	(168,330)	(180,714)	(306,579)	(203,929)
Income tax benefit	42,380	7,466	75,346	97,753
Loss from continuing operations	(125,950)	(173,248)	(231,233)	(106,176)
Loss from discontinued operations, net of taxes	—	—	—	(647)
Net loss	(125,950)	(173,248)	(231,233)	(106,823)

Basic loss per common share
Continuing operations	$(3.49)	$(4.91)	$(6.45)	$(3.02)
Discontinued operations	$—	$—	$—	$(0.02)
Basic loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(3.49)	$(4.91)	$(6.45)	$(3.04)

Diluted loss per common share
Continuing operations	$(3.49)	$(4.91)	$(6.45)	$(3.02)
Discontinued operations	$—	$—	$—	$(0.02)
Diluted loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(3.49)	$(4.91)	$(6.45)	$(3.04)

Weighted-average number of common shares outstanding:
Basic	36,054	35,309	35,859	35,110
Diluted	36,054	35,309	35,859	35,110

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating income (loss) as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, and Sphere Entertainment Non-Employee Director Plan.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company's full-time workforce reductions.
•Impairment and other losses (gains), net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses.
•Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries. This adjustment eliminates costs related to mergers, debt work-outs and acquisitions, including litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating loss	$(142,941)	$(159,682)	$(260,560)	$(229,471)
Share-based compensation	17,827	11,916	33,394	16,799
Depreciation and amortization	83,319	80,031	165,232	94,290
Restructuring charges	4,251	1,287	5,164	4,678
Impairment and other losses, net	61,200	117,235	65,233	115,738
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	7,557	380	12,377	(8,663)
Amortization for capitalized cloud computing costs	1,709	22	1,731	44
Remeasurement of deferred compensation plan liabilities	(66)	245	91	138
Adjusted operating income (loss)	$32,856	$51,434	$22,662	$(6,447)

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended December 31, 2024
	Sphere	MSG Networks	Total
Revenues	$169,020	$139,270	$308,290
Direct operating expenses	(72,665)	(94,510)	(167,175)
Selling, general and administrative expenses	(119,003)	(16,283)	(135,286)
Depreciation and amortization	(81,002)	(2,317)	(83,319)
Impairment and other losses, net	—	(61,200)	(61,200)
Restructuring charges	(4,251)	—	(4,251)
Operating loss	$(107,901)	$(35,040)	$(142,941)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	16,183	1,644	17,827
Depreciation and amortization	81,002	2,317	83,319
Restructuring charges	4,251	—	4,251
Impairment and other losses, net	—	61,200	61,200
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	4,151	3,406	7,557
Amortization for capitalized cloud computing costs	1,579	130	1,709
Remeasurement of deferred compensation plan liabilities	(66)	—	(66)
Adjusted operating (loss) income	$(801)	$33,657	$32,856

	Three Months Ended December 31, 2023
	Sphere	MSG Networks	Total
Revenues	$167,799	$146,358	$314,157
Direct operating expenses	(67,338)	(92,428)	(159,766)
Selling, general and administrative expenses	(97,804)	(17,716)	(115,520)
Depreciation and amortization	(78,044)	(1,987)	(80,031)
Impairment and other losses, net	(117,235)	—	(117,235)
Restructuring charges	(1,287)	—	(1,287)
Operating (loss) income	$(193,909)	$34,227	$(159,682)
Reconciliation to adjusted operating income:
Share-based compensation	10,985	931	11,916
Depreciation and amortization	78,044	1,987	80,031
Restructuring charges	1,287	—	1,287
Impairment and other losses, net	117,235	—	117,235
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	200	180	380
Amortization for capitalized cloud computing costs	—	22	22
Remeasurement of deferred compensation plan liabilities	245	—	245
Adjusted operating income	$14,087	$37,347	$51,434

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS (Continued)
(In thousands)
(Unaudited)

	Six Months Ended December 31, 2024
	Sphere	MSG Networks	Total
Revenues	$296,092	$240,111	$536,203
Direct operating expenses	(135,114)	(171,757)	(306,871)
Selling, general and administrative expenses	(223,953)	(30,310)	(254,263)
Depreciation and amortization	(160,840)	(4,392)	(165,232)
Impairment and other losses, net	(4,033)	(61,200)	(65,233)
Restructuring charges	(5,134)	(30)	(5,164)
Operating loss	$(232,982)	$(27,578)	$(260,560)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	29,363	4,031	33,394
Depreciation and amortization	160,840	4,392	165,232
Restructuring charges	5,134	30	5,164
Impairment and other losses, net	4,033	61,200	65,233
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	4,843	7,534	12,377
Amortization for capitalized cloud computing costs	1,579	152	1,731
Remeasurement of deferred compensation plan liabilities	91	—	91
Adjusted operating (loss) income	$(27,099)	$49,761	$22,662

	Six Months Ended December 31, 2023
	Sphere	MSG Networks	Total
Revenues	$175,578	$256,586	$432,164
Direct operating expenses	(75,143)	(169,122)	(244,265)
Selling, general and administrative expenses	(181,954)	(20,710)	(202,664)
Depreciation and amortization	(90,421)	(3,869)	(94,290)
Impairment and other losses, net	(115,738)	—	(115,738)
Restructuring charges	(4,678)	—	(4,678)
Operating (loss) income	$(292,356)	$62,885	$(229,471)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	14,904	1,895	16,799
Depreciation and amortization	90,421	3,869	94,290
Restructuring charges	4,678	—	4,678
Impairment and other losses, net	115,738	—	115,738
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	(2,502)	(6,161)	(8,663)
Amortization for capitalized cloud computing costs	—	44	44
Remeasurement of deferred compensation plan liabilities	138	—	138
Adjusted operating (loss) income	$(68,979)	$62,532	$(6,447)

SPHERE ENTERTAINMENT CO.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	December 31,	June 30,
	2024	2024
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$515,633	$573,233
Accounts receivable, net	154,624	228,230
Related party receivables, current	25,729	9,377
Prepaid expenses and other current assets	65,007	54,855
Total current assets	760,993	865,695
Non-Current Assets:
Investments	40,396	30,728
Property and equipment, net	3,035,730	3,158,420
Right-of-use lease assets	93,920	106,468
Goodwill	410,172	470,152
Intangible assets, net	28,383	31,940
Other non-current assets	145,706	124,489
Total assets	$4,515,300	$4,787,892
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued and other current liabilities	$421,976	$417,087
Related party payables, current	9,504	8,200
Current portion of long-term debt, net	829,125	849,437
Operating lease liabilities, current	19,268	18,548
Deferred revenue	91,794	80,404
Total current liabilities	1,371,667	1,373,676
Non-Current Liabilities:
Long-term debt, net	524,010	522,735
Operating lease liabilities, non-current	116,668	128,022
Deferred tax liabilities, net	148,870	225,169
Other non-current liabilities	152,666	122,738
Total liabilities	2,313,881	2,372,340
Commitments and contingencies
Equity:
Class A Common Stock (1)	290	285
Class B Common Stock (2)	69	69
Additional paid-in capital	2,428,414	2,410,378
(Accumulated deficit) retained earnings	(219,846)	11,387
Accumulated other comprehensive loss	(7,508)	(6,567)
Total stockholders’ equity	2,201,419	2,415,552
Total liabilities and equity	$4,515,300	$4,787,892
_________________
(1) Class A Common Stock, 0.01 par value per share, 120,000 shares authorized; 28,960 and 28,493 shares outstanding as of December 31, 2024 and June 30, 2024, respectively.
(2) Class B Common Stock, 0.01 par value per share, 30,000 shares authorized; 6,867 shares outstanding as of December 31, 2024 and June 30, 2024.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Six Months Ended
	December 31,
	2024	2023
Net cash provided by (used in) operating activities	40,827	(48,238)
Net cash (used in) provided by investing activities	(60,156)	973
Net cash (used in) provided by financing activities	(37,926)	245,973
Effect of exchange rates on cash, cash equivalents and restricted cash	(345)	5
Net (decrease) increase in cash, cash equivalents and restricted cash	(57,600)	198,713
Cash, cash equivalents and restricted cash beginning of period	573,233	429,114
Cash, cash equivalents and restricted cash at end of period	$515,633	$627,827